SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                               SCHEDULE 13G/A

          		      (Amendment No. 1)*



		   Under the Securities Exchange Act of 1934




		          Energy XXI (Bermuda) Limited
			       (Name of Issuer)

                         	Common Stock
                        (Title of Class of Securities)

                                  G10082108
                               (CUSIP Number)

                                 December 31, 2007
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule 13G is filed:
                              [X]  Rule 13d-1(b)
                              [ ]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)






     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           Continued on following pages
                              (Page 1 of 29 Pages)
                             Exhibit List: Page 27

CUSIP No. G10082108                13G                   Page 2 of 29 Pages



____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND II, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________

     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         1,509,219
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          1,509,219

_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,509,219
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   1.79%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G10082108                13G                   Page 3 of 29 Pages



____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND IV, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________

     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         292,317
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          292,317
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   292,317
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.35%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G10082108                13G                   Page 4 of 29 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a)  [ ]
                                                                   (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          3,639,482
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                          3,639,482
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   3,639,482
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   4.31%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G10082108                13G                   Page 5 of 29 Pages

____________________________________________________________________________



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            THE APOGEE FUND, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         707,969
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                         707,969
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   707,969
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.84%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G10082108                13G                   Page 6 of 29 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND V, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           342,613
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            342,613
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     342,613
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.41%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G10082108                13G                   Page 7 of 29 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND VI, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                           147,234
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                            147,234
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     147,234
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.17%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G10082108                13G                   Page 8 of 29 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND VII, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
 								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         104,494

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          104,494
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   104,494
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  0.12%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G10082108                13G                   Page 9 of 29 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE OVERSEAS FUND VIII, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
 								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          228,653
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          228,653
_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   228,653
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0.27%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G10082108                13G                   Page 10 of 29 Pages

____________________________________________________________________________



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    SATELLITE OVERSEAS FUND IX, LTD.

_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                CAYMAN ISLANDS
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                           0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          326,310
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                           0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           326,310
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    326,310
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
	               [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.39%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!



Page>


CUSIP No. G10082108                 13G                   Page 11 of 29 Pages

____________________________________________________________________________



     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE STRATEGIC FINANCE PARTNERS, LTD.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                          1,042,542

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                           1,042,542

_____________________________________________________________________________
     (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,042,542
_____________________________________________________________________________
     (10)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (9) EXCLUDES CERTAIN SHARES **
                   [  ]
_____________________________________________________________________________
     (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    1.23%
_____________________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
                   CO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G10082108                13G                   Page 12 of 29 Pages

____________________________________________________________________________


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ASSET MANAGEMENT, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         8,340,833
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          8,340,833
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     8,340,833

_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.87%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     IA;PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G10082108                13G                   Page 13 of 29 Pages

____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE FUND MANAGEMENT LLC
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                         8,340,833
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                           8,340,833

_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      8,340,833

_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     9.87%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G10082108                13G                   Page 14 of 29 Pages

____________________________________________________________________________




     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   SATELLITE ADVISORS, L.L.C.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
								  (a)  [ ]
                                                                  (b)  [X]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                         0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                        1,801,536
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                         0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                          1,801,536
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    1,801,536
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES**
                     [  ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     2.13%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                     OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G10082108                13G                   Page 15 of 29 Pages

____________________________________________________________________________




Item 1(a).     NAME OF ISSUER:

               Energy XXI (Bermuda) Limited (the "Issuer").

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               Canon's Court,
	       22 Victoria Street, P.O Box HM 1179
	       Hamilton, HM EX, Bermuda



Item 2(a).     NAME OF PERSON FILING:

  This statement is filed by:

(i)    Satellite Fund II, L.P. ("Satellite II");
(ii)   Satellite Fund IV, L.P. ("Satellite IV");
(iii)  Satellite Overseas Fund, Ltd. ("Satellite Overseas")
(iv)   The Apogee Fund, Ltd. ("Apogee");
(v)    Satellite Overseas Fund V, Ltd. ("Satellite Overseas V");
(vi)   Satellite Overseas Fund VI, Ltd. ("Satellite Overseas VI");
(vii)  Satellite Overseas Fund VII, Ltd. ("Satellite Overseas VII");
(viii) Satellite Overseas Fund VIII, Ltd. ("Satellite Overseas VIII");
(ix)   Satellite Overseas Fund IX, Ltd. ("Satellite Overseas IX");
(x)    Satellite Strategic Finance Partners, Ltd. ("SSFP");
(xi)   Satellite Asset Management, L.P. ("Satellite Asset Management");
(xii)  Satellite Fund Management LLC ("Satellite Fund Management"); and
(xiii) Satellite Advisors, L.L.C. ("Satellite Advisors").

     This statement relates to Shares (as defined herein) held by (i)
Satellite II, Satellite IV (collectively, the "Delaware Funds") over which Satellite Advisors has discretionary trading authority, as general partner, and
(ii) Satellite Overseas, Apogee, Satellite Overseas V, Satellite Overseas VI, Satellite Overseas VII, Satellite Overseas VIII and Satellite Overseas IX and SSFP (collectively, the "Offshore Funds" and together with the Delaware Funds, the "Satellite Funds") over which Satellite Asset Management has discretionary investment trading authority. The general partner of Satellite Asset Management is Satellite Fund Management. Satellite Fund Management and Satellite Advisors each share the same Executive Committee that make investment decisions on behalf of the Satellite Funds and investment decisions made by such Executive Committee, when necessary, are made through approval of a majority of the Executive Committee members.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     	       The address of the business office of each of the Reporting Persons is 623 Fifth Avenue, 19th Floor, New York, NY 10022.

CUSIP No. G10082108                13G                   Page 16 of 29 Pages

____________________________________________________________________________



Item 2(c).     CITIZENSHIP:


   1) Satellite II is a Delaware limited partnership;

   2) Satellite IV is a Delaware limited partnership;

   3) Satellite Overseas is a Cayman Islands exempted company;

   4) Apogee is a Cayman Islands exempted company;

   5) Satellite Overseas V is a Cayman Islands exempted company;

   6) Satellite Overseas VI is a Cayman Islands exempted company;

   7) Satellite Overseas VII is a Cayman Islands exempted company;

   8) Satellite Overseas VIII is a Cayman Islands exempted company;

   9) Satellite Overseas IX is a Cayman Islands exempted company;

   10) SSFP is a Cayman Islands exempted company;

   11) Satellite Asset Management is a Delaware limited partnership;

   12) Satellite Fund Management is a Delaware limited liability company; and

   13) Satellite Advisors is a Delaware limited liability company.


Item 2(d).     TITLE OF CLASS OF SECURITIES:

                Common Stock,$.001 par value per share (the "Shares").

Item 2(e).     CUSIP NUMBER:

                G10082108

Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or
         13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

CUSIP No. G10082108                13G                   Page 17 of 29 Pages

____________________________________________________________________________



          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [X]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  []

CUSIP No. G10082108                13G                   Page 18 of 29 Pages

____________________________________________________________________________

Item 4.   OWNERSHIP.

      The percentages used herein and in the rest of Item 4 are calculated based upon 84,511,906 shares of the Issuer's common stock, issued and outstanding as of November5, 2007, as reported in the Issuer's Form 10Q as filed on November 13,2007.




         Satellite Fund II, L.P.
         --------------------------
         (a)	 Amount beneficially owned: 1,509,219

	 (b)     Percent of class: 1.79%

         (c)     Number of shares as to which the person has:

              (i)      Sole power to vote or direct the vote              0
              (ii)     Shared power to vote or to direct the vote  1,509,219
              (iii)    Sole power to dispose or to direct the
                       disposition of                                     0
              (iv)     Shared power to dispose or to direct the
                       disposition of                              1,509,219


          Satellite Fund IV, L.P.
          ------------------------------
         (a)	 Amount beneficially owned: 292,317

	 (b)     Percent of class: 0.35%

         (c)     Number of shares as to which the person has:

         	(i)      Sole power to vote or direct the vote              0
         	(ii)     Shared power to vote or to direct the vote   292,317
         	(iii)    Sole power to dispose or to direct the
                         disposition of                                     0
        	(iv)     Shared power to dispose or to direct the
                         disposition of                               292,317

CUSIP No. G10082108                13G                   Page 19 of 29 Pages

____________________________________________________________________________



         Satellite Overseas Fund, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 3,639,482

	 (b)     Percent of class: 4.31%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote                0
         	(ii)    Shared power to vote or to direct the vote   3,639,482
         	(iii)   Sole power to dispose or to direct the
                          disposition of                                     0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                             3,639,482


         The Apogee Fund, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned: 707,969

	 (b)     Percent of class:  0.84%

         (c)     Number of shares as to which the person has:

         	(i)       Sole power to vote or direct the vote               0
         	(ii)      Shared power to vote or to direct the vote    707,969
         	(iii)     Sole power to dispose or to direct the
                          disposition of                                      0
        	(iv)      Shared power to dispose or to direct the
                          disposition of                                707,969



         Satellite Overseas Fund V, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 342,613

	 (b)     Percent of class: 0.41%

         (c)     Number of shares as to which the person has:

         	(i)      Sole power to vote or direct the vote                0
         	(ii)     Shared power to vote or to direct the vote     342,613
         	(iii)    Sole power to dispose or to direct the
                         disposition of                                       0
        	(iv)     Shared power to dispose or to direct the
                         disposition of                                 342,613

CUSIP No. G10082108                13G                   Page 20 of 29 Pages

____________________________________________________________________________





        Satellite Overseas Fund VI, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 147,234

	 (b)     Percent of class: 0.17%

         (c)     Number of shares as to which the person has:

         	(i)      Sole power to vote or direct the vote               0
         	(ii)     Shared power to vote or to direct the vote    147,234
         	(iii)    Sole power to dispose or to direct the
                         disposition of                                      0
        	(iv)     Shared power to dispose or to direct the
                         disposition of                                147,234



	Satellite Overseas Fund VII, Ltd.
         ------------------------------
         (a)	 Amount beneficially owned: 104,494


	 (b)     Percent of class: 0.12%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote               0
         	(ii)    Shared power to vote or to direct the vote    104,494


         	(iii)   Sole power to dispose or to direct the
                        disposition of                                      0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                                104,494




          Satellite Overseas Fund VIII, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned: 228,653


	 (b)     Percent of class: 0.27%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote                0
         	(ii)    Shared power to vote or to direct the vote     228,653
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                       0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                                 228,653

CUSIP No. G10082108                13G                   Page 21 of 29 Pages

____________________________________________________________________________



          Satellite Overseas Fund IX, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned:  326,310

	 (b)     Percent of class: 0.39%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote                0
         	(ii)    Shared power to vote or to direct the vote     326,310
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                       0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                                 326,310



	  Satellite Strategic Finance Partners, Ltd.
          ------------------------------
         (a)	 Amount beneficially owned: 1,042,542

	 (b)     Percent of class: 1.23%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote               0
         	(ii)    Shared power to vote or to direct the vote  1,042,542

         	(iii)   Sole power to dispose or to direct the
                        disposition of                                      0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                              1,042,542






	 Satellite Asset Management, L.P.
         ---------------------------------
         (a)	 Amount beneficially owned:  8,340,833

	 (b)     Percent of class: 9.87%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote                0
         	(ii)    Shared power to vote or to direct the vote   8,340,833
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                       0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                               8,340,833

CUSIP No. G10082108                13G                   Page 22 of 29 Pages

____________________________________________________________________________




	 Satellite Fund Management LLC
         --------------------------
         (a)	 Amount beneficially owned:  8,340,833

	 (b)     Percent of class: 9.87%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote                 0
         	(ii)    Shared power to vote or to direct the vote    8,340,833
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                        0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                                8,340,833


         Satellite Advisors, L.L.C.
         --------------------------
         (a)	 Amount beneficially owned: 1,801,536

	 (b)     Percent of class: 2.13%

         (c)     Number of shares as to which the person has:

         	(i)     Sole power to vote or direct the vote                 0
         	(ii)    Shared power to vote or to direct the vote    1,801,536
         	(iii)   Sole power to dispose or to direct the
                        disposition of                                        0
        	(iv)    Shared power to dispose or to direct the
                        disposition of                                1,801,536



     Satellite Asset Management, Satellite Fund Management and
Satellite Advisors expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

CUSIP No. G10082108                13G                   Page 23 of 29 Pages

____________________________________________________________________________



Item 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT
            AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE
            THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES,
            CHECK THE FOLLOWING [   ]

	    As of December 31, 2007, the following entities may be deemed to be the beneficial owners of less than 5% of the Shares:
            (i) Satellite II; (ii) Satellite IV; (iii) Satellite Overseas;
	    (iv) Apogee; (v) Satellite Overseas V; (vi) Satellite Overseas
            VI; (vii) Satellite OVerseas VII; (viii) Satellite OVerseas VIII;
	    (ix) Satellite Overseas IX; (x) SSFP; and (xi) Satellite Advisors and shall cease to be Reporting Persons. Subsequent filings will be made only by persons that may be deemed to have beneficial ownership of more than 5% of the Shares.

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Satellite Asset Management and Satellite Fund Management have the power to direct the receipt of dividends from, or proceeds from the sale of, the securities held for the accounts of the Satellite Funds.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            This Item 7 is not applicable.


Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            This Item 8 is not applicable.


Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            This Item 9 is not applicable.


Item 10.    CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. G10082108                13G                   Page 24 of 29 Pages

____________________________________________________________________________


				SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.





DATED:  February 13, 2008  	   SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 13, 2008             SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 13, 2008	           SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. G10082108                13G                   Page 25 of 29 Pages

____________________________________________________________________________




DATED:  February 13, 2008             THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008             SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008             SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel



DATED:  February 13, 2008             SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel





DATED:  February 13, 2008             SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. G10082108                13G                   Page 26 of 29 Pages

____________________________________________________________________________


DATED:  February 13, 2008             SATELLITE OVERSEAS FUND IX, LTD.
                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel



DATED:  February 13, 2008             SATELLITE STRATEGIC FINANCE PARTNERS, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:   /s/ Simon Raykher
                                        ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel






DATED:  February 13, 2008              SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  February 13, 2008              SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  February 13, 2008              SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact

CUSIP No. G10082108                13G                   Page 27 of 29 Pages

____________________________________________________________________________

				EXHIBIT A

			JOINT FILING AGREEMENT


     The undersigned hereby agree that this statement on Schedule 13G with respect to the Common Stock of Energy XXI (Bermuda) Limited, dated as of February 13, 2008, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.





DATED:  February 13, 2008             SATELLITE FUND II, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 13, 2008             SATELLITE FUND IV, L.P.

                                   By:  Satellite Advisors, L.L.C.,
                                        as General Partner

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: Attorney-in-Fact


DATED:  February 13, 2008             SATELLITE OVERSEAS FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. G10082108                13G                   Page 28 of 29 Pages

____________________________________________________________________________



DATED:  February 13, 2008             THE APOGEE FUND, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:  /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008             SATELLITE OVERSEAS FUND V, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008             SATELLITE OVERSEAS FUND VI, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008             SATELLITE OVERSEAS FUND VII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel


DATED:  February 13, 2008             SATELLITE OVERSEAS FUND VIII, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel

CUSIP No. G10082108                13G                   Page 29  of 29 Pages

____________________________________________________________________________




DATED:  February 13, 2008       	    SATELLITE OVERSEAS FUND IX, LTD.

                                    By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                    By: /s/ Simon Raykher
                                       ------------------------
                                       Name:  Simon Raykher
                                       Title: General Counsel



DATED:  February 13, 2008             SATELLITE STRATEGIC FINANCE PARTNERS, LTD.

                                   By:  Satellite Asset Management L.P.,
                                        as Investment Manager

                                   By:   /s/ Simon Raykher
                                        ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel






DATED:  February 13, 2008              SATELLITE ASSET MANAGEMENT, L.P.


                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: General Counsel


DATED:  February 13, 2008              SATELLITE FUND MANAGEMENT LLC

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact


DATED:  February 13, 2008              SATELLITE ADVISORS, L.L.C.

                                    By:  /s/ Simon Raykher
                                         ------------------------
                                         Name:  Simon Raykher
                                         Title: Attorney-in-Fact